SUB-ITEM 77Q3

AIM LARGE CAP GROWTH FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS, 74U AND 74V.

FOR PERIOD ENDING: 4/30/2009
FILE NUMBER:       811-1412
SERIES NO.:        12

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                 73,337

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                 16,693
          Class C                 10,850
          Class R                    930
          Class Y                    705
          Investor Class          22,006
          Institutional Class     16,101

74V.    1 Net asset value per share (to nearest cent)
          Class A               $   8.12

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $   7.57
          Class C               $   7.57
          Class R               $   8.00
          Class Y               $   8.13
          Investor Class        $   8.18
          Institutional Class   $   8.35